Exhibit 99.1

Contact
John F. Lynch
Proginet Corporation
(516) 535-3651
jlynch@proginet.com

Proginet Appoints New Executive Vice President of Sales and Marketing

Former Accenture Partner to Lead Key Business Units

Garden City, N.Y. — April 9, 2008 — Proginet Corporation [OTCBB: PRGF], developer of enterprise security software, today announced the appointment of Sandy Weil as Executive Vice President of Sales and Marketing.

Mr. Weil, who joined Proginet on April 7, most recently served as a partner and senior executive at Accenture, one of the world's leading global management consulting and technology firms. During his fourteen-year tenure at Accenture, he held senior management positions in sales, marketing, strategic alliances, and general operations. He was made partner in the firm in 2003. In his new role at Proginet, Mr. Weil will report to the Company's President and CEO, Kevin M. Kelly.

"Sandy brings a wealth of expertise and experience to Proginet,” stated Mr. Kelly, who also sits on the Company's Board of Directors. "He's a driven leader with a proven record of success at one of the largest consulting companies in the world. That our Board of Directors took an active role in recruiting him is testimony to his qualities. We're more convinced than ever that Proginet has the right technology, at the right time, in the right market; Sandy's strong operational background in sales and marketing will help complete the picture by streamlining Proginet's go-to-market strategy through an integrated and aggressive sales and marketing program," he concluded.

"For most of my career at Accenture, I've been collaborating with clients to help them become high-performance businesses and organizations," stated Sandy Weil. "These same principles and practices will now be applied at Proginet. I'm truly excited to have taken on this challenge. By bringing a new focus to sales and marketing, I want to help transform Proginet into an ultra-competitive, sales-oriented organization that can achieve record levels of revenue growth."

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About Proginet Corporation
Proginet Corporation is a leading developer of enterprise software for advanced managed file transfer and security applications. Throughout its 20-plus year history, the company has earned an excellent reputation for its multi-platform expertise and dedication to customer service. The Company's flagship solution, CyberFusion Integration Suite (CFI)™, is the world's most advanced managed file transfer solution, and supports all major computing platforms, from Windows to the Mainframe. Proginet’s global customer base spans more than 30 countries and includes many Fortune 500 companies. The company is headquartered in New York, with offices in Toronto, Canada, and is publicly traded under the symbol [OTCBB: PRGF]. For more information, visit www.proginet.com.

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